 Exhibit 5.1

May 16, 2008

Lumera Corporation
19910 North Creek Parkway
Bothell, Washington 98011

Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-3 (the “Registration Statement”), filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering the offering for resale, on a delayed or continuous basis, of up to a maximum of 4,000,000 shares (the “Registrable Shares”) of Common Stock, $0.001 par value (the “Common Stock”), of Lumera Corporation, a Delaware corporation (the “Company”), by the selling stockholder named therein (the “Selling Stockholder”). The Registrable Shares include (i) up to 3,820,000 shares of Common Stock (the “Agreement Shares”) that may be issued from time to time pursuant to an executed purchase agreement by and between the Company and the Selling Stockholder and (ii) up to 180,000 shares of Common Stock issuable upon the exercise of an outstanding warrant issued to the Selling Stockholder (the “Warrant”). The shares of Common Stock issuable upon exercise of the Warrant are referred to herein as the “Warrant Shares.”

We understand that the Registrable Shares are being registered to permit the resale of such Common Stock by the holders thereof from time to time after the effective date of the Registration Statement.

We have acted as counsel for the Company in connection with the registration of the Registrable Shares.

For purposes of this opinion, we have examined and relied upon such documents, records, certificates, and other instruments as we have deemed necessary. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We express no opinion as to the applicability of, compliance with, or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware.

Based on and subject to the foregoing, we are of the opinion if, as, and when the Registrable Shares are issued and delivered by the Company in accordance with the terms of the Agreement and the Warrant, respectively, including, without limitation, the payment in full of applicable consideration, the Agreement Shares and Warrant Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.”

It is understood that this opinion is to be used only in connection with the offer and sale of the Registrable Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP